EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Flushing Financial Corporation on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Flushing Financial Corporation on Forms S-8 (File Nos. 33-98202, effective October 16, 1995; 333-125358, effective May 31, 2005; 333-136669, effective August 16, 2006, 333-151185, effective May 23, 2008, 333-151187, effective May 23, 2008, 333-163010, effective November 9, 2009 and 333-176064, effective August 4, 2011), and on Form S-3 (File No. effective April 8, 2011).

/s/ GRANT THORNTON LLP

New York, New York
March 18, 2013